Exhibit 10.2
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made and entered into as of the 18th day of August, 1999, by and between PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership (“Landlord”), and ebank.com, inc., a Georgia corporation (“Tenant”).
RECITALS:
     Landlord and Tenant did enter into that certain Lease Agreement dated June 30, 1999 (the “Lease”), for the lease of certain premises (the “Premises”), more particularly described in the Lease as Suite 230, containing approximately 3,665 square feet of Net Rentable Area on the second floor in that certain building known as 2690 Cumberland Parkway, according to the present system of naming and numbering streets and buildings in Atlanta, Cobb County, Georgia (the “Building”).
     Tenant and Landlord desire to expand the Premises as set forth in this First Amendment.
     NOW, THEREFORE, for and in consideration of the mutual covenants and obligations set forth in the Lease and in this First Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree to amend the Lease as follows:
1.	Landlord and Tenant acknowledge and agree that it is the intention of the parties hereto to add approximately 980 square feet of Net Rentable Area to the Premises, presently known as Suite 240 in the Building, as more particularly described or shown on the floor plan attached hereto as Exhibit A and made a part hereof (hereinafter referred to as the “Expansion Area”), effective as of the earlier to occur of (i) the date Tenant begins to occupy all or any portion of the Expansion Area, or (ii) October 1, 1999 (the “Expansion Area Commencement Date”). Promptly after the Expansion Area Commencement Date, Landlord shall send to Tenant a Commencement Notice, substantially in the form set forth in Exhibit D to the Lease, setting forth the Expansion Area Commencement Date and stating that the Expansion Area contains 980 square feet of Net Rentable Area, and containing certain other matters relating to the Expansion Area as Landlord reasonably determines to therein set forth, and Tenant shall be bound by the matters set forth therein. From and after the Expansion Area Commencement Date, any and all references to the Premises contained in the Lease, as amended hereby, shall mean the original Premises, which contain 3,665 square feet of the Net Rentable Area, together with the Expansion Area which is hereby added as a part of the Premises, and the Expansion Area shall for all purposes be treated as a part of the Premises under the Lease, and all terms, conditions, covenants, warranties, agreements and provisions of the Lease, including the term, shall continue in full force and effect and shall apply to the Expansion Area except as expressly set forth herein to the contrary. Effective as of the Expansion Area Commencement Date, Landlord has leased and rented, by these presents leases and rents to Tenant, and Tenant hereby leases and takes from Landlord, the Expansion Area. Tenant hereby leases the Expansion Area on the same terms and conditions as the original Premises except as otherwise set forth herein to the contrary.

2.	From and after the Expansion Area Commencement Date, the Base Rent as defined in Section 1.01(M) of the Lease for the Extended Term shall be $78,965.00 per annum ($17.00 per square foot per annum of Net Rentable Area of the Premises, including both the original Premises and the Expansion Area), subject to such increases as may be provided in the Lease, payable in equal monthly installments of $6,580.42.

3.	From and after the Expansion Area Commencement Date, Tenant’s Share, as defined in Section 1.01(K) of the Lease, for all purposes under the Lease shall be 5.061%.

4.	Notwithstanding anything to the contrary contained or implied in the Lease, as amended hereby, Tenant agrees that it will accept possession of the Expansion Area in an “as is, where is” condition during the Term, and that no representations, warranties, or inducements, with respect to any condition of the Expansion Area have been made by Landlord, or its designated representatives, to Tenant, or its designated representatives. In furtherance of the foregoing, Tenant hereby acknowledges that no promises to decorate, alter, repair or improve the Expansion Area, either before or after the execution of this First Amendment have been made to Tenant, or its designated representatives, by Landlord, or its designated representatives. Notwithstanding the foregoing, Landlord shall grant to Tenant an Improvement Credit in an amount up to $10.00 per square foot of Net Rentable Area contained in the Expansion Area, pro-rated based upon the number of full calendar months remaining in the initial Term of the Lease as of the Expansion Area Commencement Date, toward the cost of improvements to be performed by Landlord at Tenant’s cost and expense in the Expansion Area (the “Expansion Area Improvements”). The Expansion Area Improvements shall be constructed in the Expansion Area pursuant to the terms of Exhibit C to the Lease, as modified by the foregoing sentence.

5.	Tenant acknowledges and agrees that during the construction of the Expansion Area Improvements Tenant shall be occupying a portion of the Premises, as expanded by the Expansion Area, and that noise, dust, relocation of Tenant’s property and other activities associated with such work may be disruptive to the business operations of Tenant in the Premises. Nevertheless, Tenant hereby waives and releases any and all claims, causes of action and actions against Landlord and its agents related to the construction of the Expansion Area Improvements, except for any claim against Landlord for damage to Tenant’s personal property caused solely by the gross negligence or willful misconduct of Landlord or its agents, contractors, or employees. Landlord shall impose upon Contractor a requirement that Contractor agree to use reasonable efforts to not unreasonably interfere with the conduct of Tenant’s business operations. No rental shall abate as a result of or arising from the construction work. Tenant shall, upon notice from Landlord or Contractor, remove or relocate forthwith, at Tenant’s sole cost and expense, such portion or all of the property belonging to Tenant from such portion of the Premises then being affected by the construction of the Expansion Area Improvements as Landlord or Contractor shall reasonably request in connection with the prosecution of the construction of the Expansion Area Improvements.

6.	Landlord and Tenant acknowledge and agree that nothing contained in this First Amendment to Lease shall affect or modify Tenant’s obligations with respect to the “Must Take Space” as defined in Rider No. 2 to the Lease. To this end, Landlord and Tenant agree and confirm that the Must Take Space Commencement Date shall be the earlier of (i) December 1, 1999, or (ii) the date upon which Tenant first occupies the Must Take Space or any portion thereof with Landlord’s written consent. On the Must Take Space Commencement Date, the Premises shall be further expanded to include the Must Take Space as a part of the Premises, and Tenant’s Share shall be adjusted accordingly.

7.	PRENTISS PROPERTIES LIMITED (“PPL”) HAS ACTED AS AGENT FOR LANDLORD IN THIS TRANSACTION AND CHET PING REALTY (“CHET PING”) HAS ACTED AS AGENT FOR TENANT IN THIS TRANSACTION. PPL AND CHET PING ARE TO BE PAID A COMMISSION BY LANDLORD. Tenant warrants that, other than as set forth in the preceding sentence, there are no claims for broker’s commissions or finder’s fees in connection with its execution of this First Amendment. Tenant hereby indemnifies Landlord and holds Landlord harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Landlord as a result of or in conjunction with a claim of any real estate agent or broker other than Chet Ping, if made by, through or under Tenant. Landlord hereby indemnifies Tenant and holds Tenant harmless from and against all loss, cost, damage or expense, including, but not limited to, attorney’s fees and court costs, incurred by Tenant as a result of or in conjunction with a claim of any real estate agent or broker, if made by, through or under Landlord.
8.	Except as modified by this First Amendment, Landlord and Tenant do hereby ratify and reaffirm each and every provision of the Lease. Without limiting the generality of the foregoing, Tenant acknowledges and confirms that Landlord’s obligations under this First Amendment, are subject to any limitations of liability set forth in the Lease, which provisions are incorporated herein by this reference. The Lease shall remain full force and effect in accordance with its terms, as modified by this First Amendment. This First Amendment shall be construed and interpreted under the laws of the State of Georgia and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All capitalized terms used (but not defined herein) shall have the same definition and meaning as ascribed thereto in the Lease. The Lease, together with this First Amendment, contain the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied and incorporated herein by reference shall be of any force or effect. All capitalized terms used herein but not defined herein shall have the meanings given them in the Lease. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same instrument. This First Amendment may not be amended or modified except by a written amendment, duly executed and delivered by all of the parties hereto. The submission of this First Amendment for examination does not constitute an offer to lease and this First Amendment shall be effective only upon execution hereof by Landlord and Tenant. The signatories of Tenant represent to Landlord that they are duly authorized to execute and deliver this First Amendment on behalf of Tenant. Tenant hereby acknowledges and agrees that, as of the date hereof, the Lease is subject to no offsets, claims, counterclaims or defenses of any nature whatsoever. Tenant shall receive no concessions or allowances on account of leasing the Premises during the Extended Term of the Lease. Time is of the essence hereof.
     IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed by their respective duly authorized officers, under seal, as of the day and year first above written.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P. a
Delaware limited partnership

By:	Prentiss Properties I, Inc., general partner

	By:	/s/ Charles S. Roach, Jr.

Name: Charles S. Roach, Jr.
Title: Vice President

	By:	/s/ J. Kevan Dilbeck

Name: J. Kevan Dilbeck
Title: Senior Vice President
[Signatures Continued on Following Page]

TENANT:

ebank.com, inc., a Georgia corporation

By:	/s/ Rich Parlontieri

Name: Rich Parlontieri
Title: Chairman/CEO

Attest:	/s/ Dotty Croker

Name: Dotty Croker
Title: Executive Assistant
[CORPORATE SEAL]

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